Cuisine Solutions hires Ronald R. Zilkowski as its new Chief Financial Officer

ALEXANDRIA, Va.—(BUSINESS WIRE)—March 2, 2007 — Cuisine Solutions, Inc. (AMEX: FZN - News) announced today the hiring of Ronald R. Zilkowski as Chief Financial Officer and the promotion of Ronnie Lai from Controller to Vice President and Controller. “We are extremely pleased to have Mr. Zilkowski on our team,” stated Cuisine Solutions CEO Stanislas Vilgrain. “His public company, manufacturing, and international financial experience are what we need to help take our growth company to the next level. The complementary capabilities of Mr. Zilkowski and Mr. Lai will allow us to move more rapidly toward our goal of being the market leader in premium, fully-cooked frozen food while maintaining the rigorous financial controls required in today’s public environment.” Mr. Zilkowski was recently at Intermagnetics General Corp (NASDAQ: IMGC) prior to its acquisition by Royal Phillips. Prior to that, he was Vice President of Finance and Controller at Chindex International (NASDAQ: CHDX) for twelve years. He also spent six of his over 25 years of corporate financial experience with the International Group of Bristol-Myers Squibb. Mr. Zilkowski is a CPA and holds an MBA from Rutgers University.

The Company also announced that Thomas L. Gregg resigned from Cuisine Solutions as President and from the Board effective March 2, 2007. Mr. Gregg will continue working with Cuisine Solutions as a consultant assisting with investor relations, public relations, marketing, and Cuisine Solutions brand development in Europe. He will also remain as Chairman and CEO of the Cuisine Solutions famous chef subsidiary FiveLeaf. Mr. Gregg completed his three year employment agreement with the Company on December 31, 2006. “I believe we achieved the short term goals that we set for ourselves when I arrived,” explained Mr. Gregg. “I believe the Company turnaround is substantially complete, and it is now moving into the next phase of its growth. I am confident that with the addition of Mr. Zilkowski that the management team is well organized to make this company the market leader in premium, fully-cooked, frozen food. I hope to continue to help Cuisine Solutions reach its goals in my new capacity.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements reflect the intent, belief or current expectations of the company and members of the management team. Investors can identify these forward-looking statements by use of words such as “expects,” “believes,” “will,” “continues,” “goals” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. The Company cannot guarantee that any forward-looking statement will be realized, although it believes that it has been prudent in its plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated, or projected. The Company does not undertake to update any forward-looking statement that it may make from time to time.

Contact:

Cuisine Solutions, Inc., Alexandria, VA.

Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com